Exhibit 16.1

January 21, 2009

Securities and Exchange Commission
100 F. Street, NE
Washington DC 20549

Dear Ladies and Gentlemen:

We are the successor independent registered public accounting firm for Advanced Environmental Recycling Technologies, Inc. (the Company).  We have read the Companys disclosure set forth in Item 4.01 Changes in Registrants Certifying Accountants of the Companys Current Report on Form 8-K/A dated January 21, 2009 (the Current Report) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our predecessor firm, Tullius Taylor Sartain & Sartain LLP.

Sincerely,

/s/ HoganTaylor LLP